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                                                                      EXHIBIT 10




                              EMPLOYMENT AGREEMENT

                  This Employment Agreement (this "Agreement") is made as of the 16th day of September, 2002, by and among McDonald Investments Inc., an Ohio corporation (the "Company"), KeyCorp, an Ohio corporation ("KeyCorp"), and Robert T. Clutterbuck (the "Executive").

                  WHEREAS, the Executive, the Company and KeyCorp are parties to that certain Employment Agreement, dated as of October 4, 2000 (the "Prior Agreement") and the related letter agreement, dated as of October 4, 2000 (the "Letter Agreement"), concerning certain matters relating to the Executive's employment under the Prior Agreement, including the potential transition of employment arrangements;

                  WHEREAS, the Executive and KeyCorp are parties to that certain Agreement, dated as of January 17, 2002, providing for certain payments and benefits to the Executive if his employment is terminated under certain circumstances in connection with a change of control of KeyCorp (the "Change of Control Agreement");

                  WHEREAS, the Executive, the Company and KeyCorp desire to terminate and supersede the Prior Agreement, the Letter Agreement and the Change of Control Agreement; and

                  WHEREAS, the Executive desires to continue to be employed by the Company, and the Company desires to continue to employ the Executive, on the terms set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

         1. EMPLOYMENT PERIOD. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the date of this Agreement (the "Commencement Date") and ending on January 31, 2004 (the "Employment Period"), unless the Employment Period is renewed or terminated earlier in accordance with the terms hereof.

         2.  TERMS OF EMPLOYMENT.

         (a) POSITION AND DUTIES.

             (i) During the Employment Period, the Executive shall (A) serve as the Chairman of the major business group of KeyCorp known as Key
Capital Partners ("Key Capital Partners") as long as Key Capital Partners continues to exist as a major business group of KeyCorp, (B) serve as the Vice Chairman of the Company, and (C) serve in such other position or positions as may be reasonably requested from time to time by the Chief Executive Officer of KeyCorp and be reasonably acceptable to the Executive. During the Employment Period, the Executive shall report directly to the Chief Executive Officer of KeyCorp (or its successor). Notwithstanding any other provision of this Agreement, KeyCorp shall have the right to dissolve Key Capital Partners, to change the business lines that make up Key Capital Partners or the Company from time to time, and otherwise to reorganize the business, operations and





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organizational structure of the Company or any other KeyCorp affiliates, and none of such actions shall be a breach of this Agreement or require the consent of the Executive.

             (ii) During the Employment Period, the Executive shall continue to make available to the Company, KeyCorp and its affiliates his experience, knowledge, understanding and relationships relating to the brokerage and investment banking business by assisting, at a senior executive level and at his and KeyCorp's mutual discretion, in the following activities:

                     A. Maintaining relationships with, and the development of, key customers for the Company and other KeyCorp affiliates;

                     B. Advising KeyCorp's Chief Executive Officer and/or Chief Administrative Officer on organizational issues related to the integration of the business lines of the Company and other KeyCorp affiliates;

                     C. Transitioning the business lines, customer relationships, staff, internal organizational structure and other matters related to such integration;

                     D. Overseeing the relationship of the Company and other KeyCorp affiliates with securities regulatory agencies, self-regulatory organizations and stock exchanges, including the Securities and Exchange Commission, the New York Stock Exchange and the National Association of Securities Dealers;

                     E. Offering to KeyCorp's Chief Executive Officer and Chief Administrative Officer input into, and perspective on, strategic issues facing the business of the Company and other KeyCorp affiliates; and

                     F. Recruiting, at the request of KeyCorp's Chief Executive Officer or Chief Administrative Officer, key executives for the business of the Company and other KeyCorp affiliates.

As used in this Agreement, the terms "affiliates" and "affiliated companies" shall include any corporation, limited liability company, trust, joint venture, association, company, partnership or other entity controlled by, controlling or under common control with the Company or KeyCorp, as the case may be.

             (iii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to fulfill the foregoing duties and responsibilities in accordance with a flexible schedule dictated by his own judgment of how best to fulfill his duties and responsibilities hereunder. The Executive shall be present at the Company's offices only in accordance with a schedule he determines.

             (iv) It shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees,
(B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments; provided, however, that the Executive's service on boards or committees shall be subject to the following conditions: (x) any such service shall not be provided to a for-profit entity in the





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financial services industry (except for a KeyCorp affiliate); (y) KeyCorp and its affiliates shall not be responsible for indemnification or directors and officers liability insurance relating to such service; and (z) the Chief Executive Officer or the Chief Administrative Officer of KeyCorp (or its successor) shall have been advised in advance of such service and not objected to such service on the basis that it would cause a conflict of interest or public embarrassment or discomfort to KeyCorp.

             (v) During the Employment Period, the Executive also may assume additional responsibilities with the Company in the area of providing brokerage and asset management services directly to customers of the Company; provided, however, that the Executive's assumption of such additional responsibilities shall be subject to the following conditions: (A) such additional responsibilities may not be inconsistent with, or detract from, the Executive's other duties and responsibilities set forth above; (B) the Chief Executive Officer or the Chief Administrative Officer of KeyCorp (or its successor) shall have been advised in advance of such additional responsibilities and not objected to such additional responsibilities; and (C) the Executive shall not receive any compensation in addition to the compensation provided for under this Agreement, whether in the form of commissions or otherwise, from the Company, any other KeyCorp affiliate, or any of their customers, related to such additional responsibilities unless the Chief Executive Officer or the Chief Administrative Officer of KeyCorp (or its successor) shall have consented in advance in writing to the form and amount of such additional compensation.

             (vi) After the Commencement Date, the Executive no longer shall serve on the senior officer committees of KeyCorp on which major business group heads serve (currently the KeyCorp Senior Staff and KeyCorp Executive Council), or any successor committee, nor shall the Executive serve on the Key Capital Partners Management Committee, or any successor committee. Effective as of the Commencement Date, the Executive hereby resigns as Chief Executive Officer of the Company and Key Capital Partners, as a Senior Executive Vice President of KeyCorp and from all other officer positions and directorships previously held by the Executive with KeyCorp or its affiliated companies.

         (b) COMPENSATION DURING EMPLOYMENT PERIOD.

             (i)     CASH COMPENSATION THROUGH DECEMBER 31, 2002.

                     A. 2002 BASE SALARY. During the period from the Commencement Date through and ending on December 31, 2002, the Executive shall continue to receive base salary payments ("2002 Base Salary") at an annualized rate of $250,000 in accordance with the compensation policies and practices established by the Compensation and Organization Committee of KeyCorp's Board of Directors, or its successor (the "Committee").

                     B. 2002 INCENTIVE COMPENSATION. In addition to 2002 Base Salary, the Executive shall be awarded annual cash incentive compensation for the year 2002 in the amount of $1,294,444 ("2002 Incentive Compensation"). The 2002 Incentive Compensation shall be payable and/or awarded no later than March 15, 2003.



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                           C.    DEFERRAL OF 2002 COMPENSATION.  Any deferral
    election previously submitted by the Executive with respect to deferral of a portion of his base salary and/or incentive compensation for the year 2002 shall continue to apply in accordance with its terms and without any alteration as a result of this Agreement or otherwise.

             (ii) CASH COMPENSATION COMMENCING JANUARY 1, 2003. During the portion of the Employment Period commencing on January 1, 2003 and ending on January 31, 2004, the Executive shall receive annual compensation at the rate of $1,544,444 per year ("Periodic Annual Compensation"), for a total amount of up to $1,673,148 of Periodic Annual Compensation payable during such 13-month period. The Periodic Annual Compensation shall be payable to the Executive in substantially equal periodic installments throughout such 13-month period (no less frequently than monthly) and shall be prorated if the Executive is employed by the Company hereunder for less than the entire such 13-month period. The parties acknowledge and agree that each of the Periodic Annual Compensation and the 2004 Lump-Sum Payment (as defined in Section 2(b)(iii)) represents a combined base and incentive compensation amount and, accordingly, that the Executive shall not be eligible to receive additional bonus or other incentive compensation for periods after December 31, 2002, unless otherwise determined by the Committee, in its sole discretion.

             (iii) 2004 LUMP-SUM PAYMENT. If the Executive remains employed by the Company under this Agreement throughout the Employment Period until January 31, 2004, then the Company shall pay to the Executive in a lump sum in cash by no later than February 10, 2004 the amount of $1,415,740 (the "2004 Lump-Sum Payment").

             (iv) RETENTION AWARDS. The parties acknowledge and agree that the Executive was granted a cash retention award, effective October 23, 1998, in the amount of $2.2 million (the "Cash Retention Award") and was granted non-qualified stock options, effective October 23, 1998 and January 13, 1999, to acquire a total of 241,055 KeyCorp Common Shares (the "Retention Options"). The parties agree that the terms of the Cash Retention Award and the Retention Options shall not be affected or modified hereby, except as follows or as otherwise expressly set forth herein:

                           A. Section 2 of each Non-Qualified Grant Agreement evidencing the Retention Options shall be, and it hereby is, deleted and replaced in its entirety by the following:

             "2.     Upon (i) the termination of your employment by KeyCorp and its subsidiaries other than for Cause, as defined in the Employment Agreement, dated as of September 16, 2002, among KeyCorp, McDonald Investments Inc. and you (the "Employment Agreement"), including by reason of your Disability, as defined in the Employment Agreement, (ii) your termination of your employment with KeyCorp and its subsidiaries for Good Reason, as defined in the Employment Agreement, or (iii) your death, all outstanding Options granted hereunder shall become immediately vested and exercisable in full."




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                           B.    Section 2 of the Agreement evidencing the Cash
    Retention Award shall be, and it hereby is, deleted and replaced in its entirety by the following:

             "2.      Upon (i) the termination of your employment by KeyCorp and its subsidiaries other than for Cause, as defined in the Employment Agreement, dated as of September 16, 2002, among KeyCorp, McDonald Investments Inc. and you (the "Employment Agreement"), including by reason of your Disability, as defined in the Employment Agreement, (ii) your termination of your employment with KeyCorp and its subsidiaries for Good Reason, as defined in the Employment Agreement, or (iii) your death, all unpaid portions of the Award shall become immediately payable in full."

             (v) EMPLOYEE BENEFIT PLANS. During the Employment Period, the Executive shall continue to be eligible to participate in welfare and retirement benefit plans, programs, policies and arrangements to the same extent as immediately prior to the Commencement Date; provided, however, that KeyCorp or the Company may amend, modify or terminate any such plan, program, policy or arrangement at any time so long as the amendment, modification or termination applies to a significant portion or number of participants in such plan, program, policy or arrangement. Notwithstanding the foregoing, after the Commencement Date, unless otherwise determined by the Committee in its sole discretion, the Executive shall not be eligible to receive new awards under, or otherwise participate in (other than by exercise or payment of awards outstanding on the Commencement Date in accordance with their terms), any stock option, stock appreciation right, restricted stock or other equity incentive plans of KeyCorp or its affiliates.

             (vi) EXPENSES. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive, in accordance with the policies of the Company and KeyCorp.

             (vii) INDEMNIFICATION/D&O INSURANCE. The Executive shall be indemnified by KeyCorp against claims arising in connection with the Executive's status as an employee, officer or agent of KeyCorp in accordance with KeyCorp's indemnity policies for its senior executives, subject to applicable law.

             (viii) DEFERRAL OF COMPENSATION. During the Employment Period, the Executive shall not be subject to any policy or plan of KeyCorp or any affiliated company requiring the automatic deferral of incentive compensation, including, without limitation, the KeyCorp Automatic Deferral Plan as in effect from time to time. During the Employment Period, the Executive shall have the right to defer voluntarily up to 75% of his Periodic Annual Compensation and up to 75% of his 2004 Lump-Sum Payment pursuant to the terms of KeyCorp's Deferred Compensation Plan as in effect from time to time (and such plan is hereby amended to the extent necessary to permit the deferral of such amounts under such plan), provided that the Executive elects such deferral and gives notice of such election to KeyCorp in advance of the year in which the compensation to be deferred is to be earned and otherwise complies with the terms of KeyCorp's Deferred Compensation Plan as in effect from time to time. In addition, with respect to deferral of compensation:




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                           A.    The Executive acknowledges that he may have
         previously voluntarily elected to defer a portion of his 2002 Base Salary and/or 2002 Incentive Compensation under a deferral election made by the Executive in accordance with the terms of KeyCorp's Deferred Compensation Plan. Any such deferral election shall continue to apply in accordance with its terms and without any alteration as a result of this Agreement or otherwise;

                           B. The Executive may not defer any of his Periodic Annual Compensation payable for calendar year 2003 unless he elects such deferral under the conditions specified above and gives notice of such election to KeyCorp not later than November 15, 2002; and

                           C. The Executive may not defer any of his Periodic Annual Compensation payable for January 2004 or the 2004 Lump-Sum Payment unless he elects such deferral under the conditions specified above and gives notice of such election to KeyCorp not later than September 15, 2003.

             (c) EMPLOYMENT LOCATION. During the Employment Period, the Executive's principal place of employment (i) shall be located at (A) the McDonald Investment Center, provided that such building continues to be the principal office of the Company, or (B) such other appropriate office of the Company agreed upon with the Chief Executive Officer or the Chief Administrative Officer of KeyCorp, and (ii) shall, in any case, be located no more than 20 miles from the Executive's principal place of employment at the date hereof.

             3.      TERMINATION OF EMPLOYMENT.

             (a)     EXPIRATION OF EMPLOYMENT PERIOD, DEATH OR DISABILITY.

                     (i) EXPIRATION OF EMPLOYMENT PERIOD. The Executive's employment shall terminate automatically upon the expiration of the Employment Period, unless (A) the Employment Period is extended by a writing signed by all the parties to this Agreement prior to January 31, 2004, or (B) the Executive continues to be actually employed after January 31, 2004 by the Company or another affiliated company of KeyCorp on a basis where he is receiving salary, commission and/or incentive-based compensation independent of any compensation payments required by this Agreement.

                           (1) As a condition to the continuation of the Executive's employment under Section 3(a)(i)(B), the Executive agrees that each stock option and restricted stock award granted or awarded to the Executive by KeyCorp or any of its affiliated companies before the Commencement Date (each, a "Preexisting Award") that has not vested in full before January 31, 2004 shall be cancelled, terminated and forfeited effective January 31, 2004 to the extent that such Preexisting Award has not vested before that date (unless KeyCorp and the Executive otherwise agree in a writing signed by KeyCorp and the Executive prior to January 31, 2004) and on and after January 31, 2004 any such Preexisting Award may be exercised or disposed of in accordance with its terms only to the extent not cancelled, terminated and forfeited hereunder. If, during the Employment Period, the Company shall terminate the Executive's employment other




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         than for Cause (an "Applicable Discharge"), all then outstanding
         Preexisting Awards (other than the Retention Options, which are governed by Section 4) not fully vested immediately prior to such Applicable Discharge shall become immediately vested to the same extent that such Preexisting Awards would have vested in the normal course had the Executive remained employed until January 31, 2004, and the balance of such Preexisting Awards shall be immediately cancelled, terminated and forfeited upon such Applicable Discharge. As used in this paragraph, the term "vested" means, with reference to a stock option, the extent to which such stock option has become exercisable, and means, with reference to restricted stock, the extent to which such restricted stock has ceased to be subject to forfeiture and transfer restrictions. To the extent that this paragraph is inconsistent with the terms of any Preexisting Award, the parties agree that such Preexisting Award is hereby amended to be consistent with this paragraph, but the terms of such award shall remain unchanged to the extent not inconsistent with this paragraph.

                           (2) A continuation of the Executive's employment under the conditions specified in Section 3(a)(i)(B) shall not be an extension of the Employment Period hereunder and the Employment Period shall expire on January 31, 2004 notwithstanding such continuing employment. In addition, Section 8 shall not apply to payments or distributions received or receivable by the Executive during such continuation of employment that are not required by the terms of this Agreement.

                  (ii) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with
Section 10(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness or injury.

    (b) CAUSE. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

             (i) the engaging by the Executive in illegal conduct constituting a felony, or

             (ii) gross intentional misconduct which is materially and demonstrably injurious to the Company or KeyCorp, or

             (iii) any material breach by the Executive of Section 7 hereof, provided that, to the extent any such breach is curable, the Company has given the Executive notice thereof and the Executive has failed to cure such breach within 10 days after such notice is effective, or




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             (iv)    conduct that results in the permanent loss of the
Executive's professional license to conduct business or in the Executive's being disqualified or barred by banking or securities law regulators from serving in the capacity contemplated by this Agreement for six months or more.

The employment of the Executive shall not be deemed to be terminated for Cause unless and until there shall have been delivered to the Executive a copy of a written determination executed by the Chief Executive Officer of KeyCorp (the "CEO") on behalf of KeyCorp (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the CEO), finding that, in the good faith opinion of the CEO, the Executive is guilty of the conduct described in any of subparagraphs (i) through (iv) above, and specifying the particulars thereof in detail.

         (c) GOOD REASON. The Executive's employment may be terminated during the Employment Period by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean a material breach by the Company of an obligation of the Company under this Agreement, without the consent or concurrence of the Executive, that the Company has failed to cure within 10 days after the effective time at which the Executive has given the Company and KeyCorp written notice of such breach. A breach described in this clause includes any of the following events (subject to such opportunity of the Company to cure) (i) the relocation of the Executive's principal place of employment to any location more than 20 miles from the Executive's principal place of employment on the Commencement Date, (ii) the failure of the Company to obtain an agreement reasonably satisfactory to the Executive from any successor to assume and agree to perform this Agreement, as contemplated in Section 9 hereof, or (iii) any termination of the Executive's employment which is not effected pursuant to the terms of this Agreement. Notwithstanding the foregoing, the Executive's failure to give notice to the Company and KeyCorp of his objection to an event alleged to constitute "Good Reason" within 45 days after the date of occurrence of such event shall be deemed a waiver of such event by the Executive and the Executive thereafter may not terminate his employment hereunder for Good Reason based on such event.

         (d) FOLLOWING A CHANGE OF CONTROL OF KEYCORP. The Executive's employment may be terminated during the Employment Period by the Executive, in his sole discretion, at any time within two years after a Change of Control, upon 30 days' advance Notice of Termination to the Company and KeyCorp. For purposes of this Agreement, "Change of Control" shall be defined as set forth in Schedule A, attached hereto.

         (e) NOTICE OF TERMINATION. Any termination by the Company for Cause, or by the Executive for Good Reason or under Section 3(d) within two years after a Change of Control, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) specifies the Date of Termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively,



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hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder, except as otherwise set forth in Section 3(c).

         (f) DATE OF TERMINATION. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of termination of employment that is set forth in the Notice of Termination (which shall not be earlier than the date on which such notice is given and which shall be subject to any applicable cure period), (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, or the Executive resigns without Good Reason (other than under Section 3(d) within two years after a Change of Control), the date on which the Company or the Executive notifies the Executive or the Company, respectively, of such termination, (iii) if the Executive's employment is terminated by reason of expiration of the Employment Period, death or Disability, the date of expiration of the Employment Period, death of the Executive or the Disability Effective Date, as the case may be, and (iv) if the Executive's employment is terminated by the Executive under Section 3(d) within two years after a Change of Control, the date of termination of employment set forth in the Notice of Termination (which, in either case, shall not be earlier than the 30th day after the date on which such notice is given).

         4.    OBLIGATIONS OF THE COMPANY UPON TERMINATION.

         (a) GOOD REASON; OTHER THAN FOR CAUSE, DEATH OR DISABILITY. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

               (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of each of the amounts listed below, but only to the extent not previously paid:

                           A. the 2002 Base Salary payable for the period from the Commencement Date through December 31, 2002;

                           B.    the 2002 Incentive Compensation;

                           C. the Periodic Annual Compensation payable for the period from January 1, 2003 through January 31, 2004; and

                           D.    the 2004 Lump-Sum Payment.

For purposes of this Section 4: (x) each of the amounts listed in Sections 4(a)(i)(A), (B), (C) or (D) above or any other amount specified herein shall be deemed to have been "previously paid" if and to the extent paid to or for the benefit of the Executive, his estate or beneficiaries, under any provision of this Agreement or otherwise, on or before the date on which payment is made under this Section 4, and to the extent an amount has been "previously paid" there shall be no further obligation to pay such amount under this Agreement or otherwise; and (y) any amounts of compensation deferred by the Executive into a deferral plan of KeyCorp or any affiliate, whether voluntarily, automatically or otherwise, shall be deemed to have been paid on the date of



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deferral, and all such deferred amounts shall be payable as governed by the terms of the applicable deferral plan, subject to Section 4(a)(vi);

             (ii) any portion of the Cash Retention Award not previously paid shall become fully vested and immediately payable;

             (iii) the Retention Options shall become fully vested and immediately exercisable;

             (iv) to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is entitled to receive under any plan, program, policy or practice or contract or agreement (but excluding the KeyCorp Separation Pay Plan) of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits");

              (v) until December 31, 2004, the Executive and the Executive's dependents shall continue to be eligible to participate in the medical, dental, health and group-term life benefit plans and arrangements applicable to the Executive immediately prior to the Date of Termination on the same terms and conditions as in effect for the Executive and the Executive's dependents immediately prior to the Date of Termination;

              (vi) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), including the Executive's employer match and employee share under all automatic and voluntary deferral programs in which the Executive participated while employed by the Company, shall become fully vested and nonforfeitable and all such deferred compensation shall be payable as governed by, and subject to, the terms of the applicable deferral plan; and

              (vii) the Executive shall be entitled to participate, at his cost, in KeyCorp's Retiree Medical Plan (the "Retiree Medical Plan") through age 65, or through such later age through which participants in the Retiree Medical Plan may continue to participate therein under the terms thereof as amended with general application to all participants therein from time to time. Consistent with the requirements of the Retiree Medical Plan, in the event this Agreement terminates, this clause providing for retiree medical benefits shall be deemed to be part of a termination agreement. The Executive acknowledges and agrees that, consistent with the requirements of the Retiree Medical Plan, he must inform KeyCorp at the time of termination of his employment whether he wishes to participate in the Retiree Medical Plan and if he does not then elect participation in the Retiree Medical Plan or ever ceases participation, he shall not later be eligible to elect or resume participation. Such requirement to elect participation in the Retiree Medical Plan at the time of termination of employment (or forego participation therein) shall apply to the Executive notwithstanding any potentially duplicate benefits (if any) that may be available to the Executive under Section 4(a)(v) pursuant to the terms of this Agreement.

         (b) DEATH. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further



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obligations to the Executive's legal representatives under this Agreement, other than for payment of the aggregate amount determined under Section 4(a)(i) to the extent not previously paid, the payments referred to in Section 4(a)(ii) to the extent not previously paid, and the timely payment or provision of Other Benefits. Such payments referred to in Sections 4(a)(i) and 4(a)(ii) shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. In addition, the Retention Options shall become fully vested and immediately exercisable and Section 4(a)(vi) shall be applicable. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 4(b) shall include death benefits as in effect on the date of the Executive's death.

         (c) DISABILITY. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of the aggregate amount determined under Section 4(a)(i) to the extent not previously paid, the payments referred to in Section 4(a)(ii) to the extent not previously paid, and the timely payment or provision of Other Benefits. Such payments referred to in Sections 4(a)(i) and 4(a)(ii) shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. In addition, the Retention Options shall become fully vested and immediately exercisable and Sections 4(a)(v), 4(a)(vi) and 4(a)(vii) shall be applicable. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 4(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect on the Disability Effective Date; provided, however, that the Executive hereby assigns to KeyCorp any amounts that are paid or payable to the Executive under the KeyCorp Long Term Disability Plan (or any successor plan) through December 31, 2004 and the Executive further agrees, should the Executive receive any such amount, to pay such amount promptly to KeyCorp.

         (d) CAUSE; OTHER THAN FOR GOOD REASON. If the Executive's employment shall be terminated for Cause or the Executive terminates employment without Good Reason (other than within two years after a Change of Control) during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive
(x) any unpaid amounts that were due and payable to the Executive before the Date of Termination (which shall not include the 2002 Incentive Compensation if the Date of Termination occurs before December 31, 2002), and (y) Other Benefits, in each case to the extent not previously paid.

         (e) BY THE EXECUTIVE FOLLOWING A CHANGE OF CONTROL. If the Executive terminates employment under Section 3(d) during the Employment Period within two years after a Change of Control, the Executive shall be entitled to receive the same payments and benefits upon such termination of employment to which the Executive would have been entitled under the terms of Section 4(a) had he terminated his employment for Good Reason at that time. In addition, for purposes of the Cash Retention Award and the Retention Options, the Executive's employment shall be deemed to have been terminated under the terms of this Agreement by the Executive for Good Reason on such Date of Termination.

         (f) EXPIRATION OF THE EMPLOYMENT PERIOD. Upon the expiration of the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than the right of the Executive to receive:

                  (i) the 2004 Lump-Sum Payment under the terms of Section 2(b)(iii);

                  (ii) the benefits provided for under Section 4(a)(vi) in accordance with the terms stated in such Section; and

                  (iii) the benefits provided for under Sections 4(a)(iv), 4(a)(v) and 4(a)(vii) in accordance with, and to the extent applicable under, the terms stated in such Sections; provided, however, that if the Executive continues to be employed after January 31, 2004 by the Company or another affiliated company of KeyCorp, then the Executive shall not be entitled to the benefits specified in this Section 4(f)(iii) until he ceases to be so employed, and then only to the extent such benefits are then applicable.

         5. NON-EXCLUSIVITY OF RIGHTS. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies (other than the KeyCorp Separation Pay Plan) at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. The Executive shall not be entitled to any benefits under the KeyCorp Separation Pay Plan.

         6. FULL SETTLEMENT. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Except for actions or legal proceedings by the Company or KeyCorp to enforce the provisions of Section 7 that are not determined by a court of competent jurisdiction in favor of the Executive, the Company agrees to pay as incurred, to the full extent permitted by law, all reasonable legal fees and expenses which the Executive may reasonably incur as a result of any contest brought in good faith (regardless of the outcome thereof) by the Company, the Executive or others contesting the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

         7.    CONFIDENTIAL INFORMATION/NONCOMPETITION/NONSOLICITATION.

         (a) The Executive shall hold in a fiduciary capacity for the benefit of KeyCorp and its affiliates all secret or confidential information, knowledge or data relating to KeyCorp or any of its affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by KeyCorp or any of its affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with KeyCorp and its affiliates, the Executive shall not, without the prior written consent of KeyCorp or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than KeyCorp and those designated by it or to an attorney retained by the Executive.

         (b) As used in this Section 7, the following terms shall have the meanings set forth below:

                 (i) "Covered Period" shall mean the period (A) while the Executive is employed by KeyCorp or any of its affiliates and (B) continuing thereafter until two years after the Executive ceases to be so employed.

                 (ii) "Established Clients" mean customers or clients of the Executive who become customers or clients of the Company's retail brokerage business after the date hereof through the Executive's direct efforts during the Executive's employment with the Company, and who had no previous brokerage, asset management or private banking relationship with KeyCorp or any of its affiliates before becoming the Executive's customer or client in the Company's retail brokerage business. The Executive agrees that Established Clients do not include House Customers.

                 (iii) "House Customers" means any customers or clients (A) who have been referred to the Executive by KeyCorp or its affiliates or who become the Executive's customers or clients after the Executive's having received information about such customers or clients from KeyCorp or its affiliates and (B) who had a significant and established investment, money management or commercial relationship with KeyCorp or its affiliates before the Executive received such referral or information. The Executive acknowledges that from time-to-time in the course of the Executive's employment with KeyCorp or any of its affiliates the Executive may receive referrals of House Customers, or information about House Customers, from KeyCorp or its affiliates. The Executive agrees that House Customers are not to be considered Established Clients.

                 (iv) The term "Person" includes any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or other entity.

         (c) During the Covered Period, the Executive shall not, directly or indirectly, on behalf of the Executive or any other Person, solicit or entice for employment or hire, by other than KeyCorp or its affiliates, any person employed by KeyCorp or its affiliates.

         (d) The Executive shall have the right to engage in the following permissible activities and nothing in Section 7(e) shall prohibit or restrict the Executive from engaging in such permissible activities: If the Executive ceases to be employed by KeyCorp and its affiliates, then the Executive may contact, at any time on or after January 1, 2005, any Established Client solely for the purpose of soliciting such Established Client to move its retail brokerage account from KeyCorp or any of its affiliates to the securities firm with which the Executive is then affiliated. The Executive's rights under this
Section 7(d) are limited to activity conducted by the Executive as a retail broker or other investment professional with a securities firm unaffiliated with KeyCorp and, accordingly, do not include any right of the Executive to contact or solicit clients or customers as an officer, director, owner, partner or in any other management capacity at any such securities firm.

         (e) Subject to the Executive's rights under Section 7(d), while the Executive is employed by KeyCorp or any of its affiliates and until one year after he ceases to be so employed, the Executive shall not, directly or indirectly, on behalf of the Executive or any other Person, solicit any customer or client who was a customer or client of KeyCorp or any of its affiliates during the 12-month period immediately preceding the date of the Executive's termination of employment with KeyCorp and its affiliates, for the purpose of providing such customer or client with services that are directly competitive with the services provided by KeyCorp or any of its affiliates.

         (f) While the Executive is employed by KeyCorp or any of its affiliates and until the later of January 31, 2004 or the date on which he ceases to be so employed, the Executive shall not, without the written consent of KeyCorp, directly or indirectly, serve, act or be connected as an officer, employee, partner, director or otherwise with any business which engages, within a 50-mile radius of any area in which KeyCorp or any of its affiliates conducted business during the 12-month period immediately preceding the date of the Executive's termination of employment with KeyCorp and its affiliates, in any business that competes with any business activity conducted by KeyCorp or any of its affiliates. If the Executive ceases to be employed by KeyCorp and its affiliates, then during the period from February 1, 2004 until December 31, 2004 the Executive shall not, without the written consent of KeyCorp, directly or indirectly, serve, act or be connected, in or within a 50-mile radius of Cleveland, Ohio, as an officer, director, owner, partner or in any other management capacity with any financial services company other than a privately held money management or brokerage firm with total annual revenues of less than $25 million, unless the Executive ceases to be so employed as a result of his discharge by KeyCorp without Cause or his termination for Good Reason. Ownership, for personal investment purposes only, of less than 5% of the voting stock of any publicly held corporation shall not constitute a violation hereof.

         (g) The Executive's rights under Section 7(d) shall cease and such Section shall be of no further force or effect if the Executive has materially breached this Agreement, or if the Company terminates the Executive's employment for Cause.

         (h) In the event of a breach or threatened breach of this Section 7, the Executive agrees that the Company and KeyCorp shall be entitled to injunctive relief (in addition to any other remedy available) in a court of competent jurisdiction to remedy any such breach or threatened breach, and the Executive acknowledges that damages would be inadequate and insufficient.

         (i) The provisions of this Section 7 shall remain in full force and effect until the expiration of the period specified herein notwithstanding the earlier termination of the Executive's employment hereunder.

         8.      CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

         (a) Except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a

"Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this
Section 8(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

         (b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such other certified public accounting firm reasonably acceptable to the Company as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within five days of the later of
(i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

         (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                  (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 8(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         9.      SUCCESSORS.

         (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         (b) This Agreement shall inure to the benefit of and be binding upon the Company and KeyCorp and their respective successors and assigns. The Company and KeyCorp may assign this Agreement without the consent of the Executive, including to any affiliated company, subject to Section 9(c).

         (c) The Company and KeyCorp will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or KeyCorp, or any business of the Company or KeyCorp for which the Executive's services are principally performed, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company or KeyCorp would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" and "KeyCorp" shall mean the Company and KeyCorp as hereinbefore defined and any successors to their business and/or assets as aforesaid which assume and agree to perform this Agreement by operation of law, or otherwise.

         10.     GENERAL PROVISIONS.

         (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified or waived otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  IF TO THE EXECUTIVE:      Robert T. Clutterbuck
                                            10 Kensington Oval
                                            Rocky River, Ohio  44116

                  IF TO THE COMPANY:        McDonald Investments Inc.
                                            800 Superior Avenue
                                            Cleveland, Ohio  44114
                                            Att:   Chief Executive Officer

                  COPY TO:                  KeyCorp
                                            127 Public Square
                                            Cleveland, Ohio  44114
                                            Att:   Chief Administrative Officer

                  IF TO KEYCORP:            KeyCorp
                                            127 Public Square
                                            Cleveland, Ohio  44114
                                            Att:   Chief Administrative Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

         (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event that any provision of Section 7 is found by a court of competent jurisdiction to be invalid or unenforceable, such court shall exercise its discretion in reforming such provision to the end that the Executive shall be subject to such restrictions and obligations as are reasonable under the circumstances and enforceable by the Company and KeyCorp.

         (d) The parties agree to treat all amounts paid to the Executive hereunder as compensation for services. Accordingly, the Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         (e) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any other agreement, written or oral (including the Prior Agreement, any earlier employment agreement, the Letter Agreement, the Change of Control Agreement and any earlier change of control agreement), pertaining to the Executive's employment by the Company, KeyCorp or any affiliate. The parties hereto agree that the Prior Agreement, any such earlier employment agreement, the Letter Agreement, the Change of Control Agreement and any such earlier change of control agreement are each hereby terminated and that none of such agreements shall be of any further force or effect. This Agreement does not, however, supersede KeyCorp's Code of Ethics, and the Executive shall at all times comply with KeyCorp's Code of Ethics, as in effect from time to time, as it applies to employees of KeyCorp and its affiliates generally. The Executive hereby irrevocably waives and consents to any event or action by the Company, KeyCorp or any affiliate that may have been a breach of the Prior Agreement or the Letter Agreement, so long as such event or action is not a material breach of this Agreement, and the Executive agrees that any such event or action (so long as such event or action is not a material breach of this Agreement) shall have no effect under the Prior Agreement, this Agreement, or any other agreement or instrument.

         (f) This Agreement may be executed in counterparts, which together shall constitute one and the same original.

         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Company and KeyCorp have caused these presents to be executed in their names on their behalf, all as of the day and year first above written.



                                 ----------------------------------------------
                                 Robert T. Clutterbuck


                                 MCDONALD INVESTMENTS INC.



                                 ----------------------------------------------
                                 By:      Robert G. Jones
                                 Title:   President and Chief Executive Officer



                                 KEYCORP



                                 ----------------------------------------------
                                 By:      Thomas C. Stevens
                                 Title:   Vice Chairman and Chief
                                          Administrative Officer

                                   SCHEDULE A

                         DEFINITION OF CHANGE OF CONTROL

For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if, at any time during the Employment Period, there is a Change of Control under any of clauses (a), (b), (c), or (d) below. For these purposes, KeyCorp shall be deemed to have become a subsidiary of another corporation if any other corporation (which term shall, for all purposes of this Schedule A, include, in addition to a corporation, a limited liability company, partnership, trust, or other organization) owns, directly or indirectly, 50 percent or more of the total combined outstanding voting power of all classes of stock of KeyCorp or any successor to KeyCorp.

         (a) A Change of Control will have occurred under this clause (a) if KeyCorp is a party to a transaction pursuant to which KeyCorp is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and either

                  (i) immediately after giving effect to that transaction, less than 65% of the then outstanding voting securities of the surviving or resulting corporation or (if KeyCorp becomes a subsidiary in the transaction) of the ultimate parent of KeyCorp represent or were issued in exchange for voting securities of KeyCorp outstanding immediately prior to the transaction, or

                  (ii) immediately after giving effect to that transaction, individuals who were directors of KeyCorp on the day before the first public announcement of (x) the pendency of the transaction or (y) the intention of any person or entity to cause the transaction to occur, cease for any reason to constitute at least 51% of the directors of the surviving or resulting corporation or (if KeyCorp becomes a subsidiary in the transaction) of the ultimate parent of KeyCorp.

         (b) A Change of Control will have occurred under this clause (b) if a tender or exchange offer shall be made and consummated for 35% or more of the outstanding voting stock of KeyCorp or any person (as the term "person" is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) is or becomes the beneficial owner of 35% or more of the outstanding voting stock of KeyCorp or there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as adopted under the 1934 Act, disclosing the acquisition of 35% or more of the outstanding voting stock of KeyCorp in a transaction or series of transactions by any person (as defined earlier in this clause (b));

         (c) A Change of Control will have occurred under this clause (c) if either

                  (i) without the prior approval, solicitation, invitation, or recommendation of the KeyCorp Board of Directors any person or entity makes a public announcement of a bona fide intention (A) to engage in a transaction with

                           KeyCorp that, if consummated, would result in a Change Event (as defined below in this clause (c)), or (B) to "solicit" (as defined in Rule 14a-1 under the 1934 Act) proxies in connection with a proposal that is not approved or recommended by the KeyCorp Board of Directors, or

                  (ii) any person or entity publicly announces a bona fide intention to engage in an election contest relating to the election of directors of KeyCorp (pursuant to Regulation 14A under the 1934 Act), and, at any time within the 24 month period immediately following the date of the announcement of that intention, individuals who, on the day before that announcement, constituted the directors of KeyCorp (the "Incumbent Directors") cease for any reason to constitute at least a majority thereof unless both (A) the election, or the nomination for election by KeyCorp's shareholders, of each new director was approved by a vote of at least two-thirds of the Incumbent Directors in office at the time of the election or nomination for election of such new director, and (B) prior to the time that the Incumbent Directors no longer constitute a majority of the Board of Directors, the Incumbent Directors then in office, by a vote of at least 75% of their number, reasonably determine in good faith that the change in Board membership that has occurred before the date of that determination and that is anticipated to thereafter occur within the balance of the 24 month period to cause the Incumbent Directors to no longer be a majority of the Board of Directors was not caused by or attributable to, in whole or in any significant part, directly or indirectly, proximately or remotely, any event under subclause (i) or (ii) of this clause
                  (c).

                  For purposes of this clause (c), the term "Change Event" shall mean any of the events described in the following subclauses
                  (x), (y), or (z) of this clause (c):

                  (x) A tender or exchange offer shall be made for 25% or more of the outstanding voting stock of KeyCorp or any person (as the term "person" is used in Section 13(d) and Section 14(d)(2) of the 1934 Act) is or becomes the beneficial owner of 25% or more of the outstanding voting stock of KeyCorp or there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as adopted under the 1934 Act, disclosing the acquisition of 25% or more of the outstanding voting stock of KeyCorp in a transaction or series of transactions by any person (as defined earlier in this subclause (x)).

                  (y) KeyCorp is a party to a transaction pursuant to which KeyCorp is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and, after giving effect to such transaction, less than 50% of the then outstanding voting securities of the surviving or resulting corporation or (if KeyCorp becomes a subsidiary in the transaction) of the ultimate parent of KeyCorp represent or were issued in exchange for voting securities of KeyCorp outstanding immediately prior to such transaction or less than 51% of the directors of the surviving or resulting corporation or (if KeyCorp becomes a subsidiary in the transaction) of the ultimate parent of KeyCorp were directors of KeyCorp immediately prior to such transaction.

                  (z) There is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of KeyCorp.

         (d) A Change of Control will have occurred under this clause (d) if there is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of KeyCorp.